Exhibit 11.2

PORTIONS OF INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN

EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS

THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXCLUDED INFORMATION IS MARKED AS [***] BELOW

Group Information Sharing and Securities Dealing Policy

GROUP LEGAL & GROUP SECRETARIAT

Information Sharing and Securities Dealing Policy

Policy Owner	[***], Chief Risk & Compliance Officer
Policy Delegate	[***], Company Secretary
Policy Contact	[***], Deputy Group Secretary
Scope	• Personal obligations when dealing in Prudential securities, • Regulations and processes governing inside information and other projects, • Processes to maintain the independence of investment decisions
Version	March 2025

Version Control	Date	Approval Forum
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]

Contents

1	Introduction	2
	1.1 Purpose and Background	2
	1.2 Scope of Application	3

2	Principles	3

3	Main provisions	3
	3.1 Roles and Responsibilities	4
	3.2 Requirements	4

4	Compliance Monitoring	8

5	Escalation and Breaches	8

Appendices – Standards		10

Appendix 1 - Standards - Inside Information key points		10
Appendices – Standard Operating Procedures		11
Appendix 1.1 - Standard Operating Procedures		11
Appendix 1.2 - Standard Operating Procedures – Inside Information		15
Appendix 1.3 - Standard Operating Procedures – Material and Significan Projects		17
Appendix 2 - Standards – Securities Dealing Rules		19
Appendix 2.1 - Standard Operating Procedures – Securities Dealing Rules		21
Appendix 3 - Standards – Information Barriers		22

Appendices – Miscellaneous		24

Appendix 4 - Definitions and contact details		24

1Introduction

Who should read which sections of this policy:

Policy	● All employees
Standards
Appendix 1: Inside Information key points	● All employees
Appendix 2: Securities Dealing Rules – dealing clearance procedures and dealing restrictions	● All employees, particularly Restricted Employees and Financial Reporting Employees
Appendix 3: Information Barriers – key arrangements	● Anyone working in asset management or sharing office space with an asset management team
Standard Operating Procedures
Appendix 1.1: Inside Information – identification, escalation, decisions and disclosure	● All employees – escalation process ● Decision makers – CEO, Group General Counsel, Company Secretary, Chair, CFO, SID
Appendix 1.2: Inside Information – responsibilities of project managers and legal leads	● Project managers and legal leads for inside information projects
Appendix 1.3: Material Projects and Significant Projects	● Project managers
Appendix 2.1: Securities Dealing Rules – records of employees restricted from dealing	● HR representatives ● Finance representatives responsible for approving lists of Financial Reporting Employees ● All employees – confidential information
Miscellaneous
Appendix 4: Definitions and contact details	● All employees – as required

1.1Purpose and Background

Prudential plc (“Prudential” or the “Company”) has dual primary listings on the London Stock Exchange and the Stock Exchange of Hong Kong Limited (HKEx) as well as a secondary listing on the Singapore Stock Exchange and a listing on the New York Stock Exchange via American Depositary Receipts. These listings require strict adherence to regulations governing the management and disclosure of inside information, and the Dealing in Securities by Employees and directors.  The regulations are collectively referred to as the “Rules” in this Policy.

The Group Information Sharing and Securities Dealing Policy (the “Policy”) aims to provide a clear framework that enables Prudential and its Employees to comply effectively with their regulatory and legal obligations under the Rules.  Compliance with the Rules and this Policy is critical. Non-compliance could lead to severe consequences, including regulatory enforcement action or civil proceedings against Prudential, its officers and the Employees involved.

The Prudential Group is also subject to regulations covering investment and asset management activities which require it to establish information barriers between the asset management businesses and other parts of the Group.

This Policy covers three key areas:

1.

Inside Information – the Policy outlines the procedures for identifying, managing, controlling, escalating and disclosing Inside Information in compliance with the Rules. It also details obligations of, and processes for, Project Managers responsible for Material, Significant or Inside Information Projects.

2.	Securities Dealing Rules – the Policy specifies the rules applicable to all Employees when Dealing in Prudential Securities, including mandatory procedures for some Employees.

3.

Information Barriers – the Policy details the controls required to prevent inappropriate flows of information in order to maintain the independence of investment decisions, and to ensure compliance with regulatory requirements.

Capitalised terms used in this Policy are defined in Appendix 4, unless otherwise specified. Standards and Standard Operating Procedures are set out in the appendices to the Policy.

1.2Scope of Application

This Policy articulates principles and requirements that must be adopted and adhered to across the Group and includes personal obligations for all Employees.  Joint Ventures (“JVs”) are excluded from this policy where the Group does not have management control, as outlined in the GGM.  The Policy should be read in conjunction with the Standards and Standard Operating Procedures set out in Appendices 1-4.

Employees working in asset management and certain other employees are also required to comply with the Personal Account Dealing Policy.

2Principles

This Policy is designed to support the following:

•	Compliance with the Rules in respect of the management, escalation, control and disclosure of Inside Information, in compliance with the Group’s legislative and regulatory obligations;
•	Safeguarding the confidentiality of corporate projects;
•	Compliance by employees and directors with personal obligations when Dealing in Prudential Securities;
•

Safeguarding investment decisions made by Prudential’s fund management and other investment operations to ensure they are not influenced by prior knowledge of Inside Information, including corporate transactions; and

•

Protecting the interests of customers whose investments are managed by the Group’s fund management operations and other investment operations from being compromised by the knowledge of Inside Information.

3Main provisions

3.1Roles and Responsibilities

The Policy is a standalone policy which forms part of the Code of Conduct, applicable to all Employees.

•	All Employees must ensure they understand and comply with their obligations under this Policy.
•

All Employees must complete an annual certification of compliance with the requirements of this Policy (this certification forms part of the annual mandatory training in connection with the Code of Conduct).

•	Group Secretariat maintains the Policy and is required to review it annually to ensure it remains fit for purpose, taking into account relevant legislation and internal factors.
•	Group HR and Local HR functions must identify Restricted Employees when requested to do so by Group Secretariat (usually quarterly) and provide relevant information concerning those employees.
•

Group HR and Local HR functions must provide personal details of any Employees when requested to do so by Group Secretariat, to ensure Prudential complies with the Rules in respect of employee details to be included in Insider Lists.

•

All Project Managers must maintain project lists on the Group’s designated database, Insidertrack, and follow the processes described in the Appendix 1.2 (Inside Information Projects) and 1.3 (Material and Significant Projects).

3.2Requirements

REQ 1

All Employees who wish to Deal in Prudential Securities must adhere to the Securities Dealing Rules.  Employees who are aware of Inside Information are strictly prohibited from Dealing in Prudential Securities.

REQ 2

Persons Discharging Managerial Responsibility (“PDMRs”, or “Permanent Insiders”), Restricted Employees, and Financial Reporting Employees are prohibited from Dealing during a Closed Period. PDMRs and Restricted Employees must obtain permission to Deal during an open period.  Additionally, any Employee who has been notified of a Prohibited or Restricted Period is prohibited from Dealing during that period.

REQ 3

All Employees who become aware of Inside Information must escalate this immediately to the Group General Counsel. If the escalation occurs after 1800 HKT, the potential Inside Information must also be reported to the Group Company Secretary.

REQ 4

When potential Inside Information arises or is escalated , the Group General Counsel and/or the Group Company Secretary are required to make a decision on whether to initiate a review process. Detailed requirements covering the review and determination of Inside Information are set out in Appendix 1.1 in the Standard Operating Procedures.

REQ 5

Individuals with access to confidential information (including confidential financial information), which may include Inside Information, must be clearly identified by the Project Manager and must comply with the obligations set out in this Policy.

REQ 6

All Head Office functions and all Local Businesses involved in the preparation of, or with access to, financial performance figures for the Group or a Material Subsidiary must identify those Employees who are involved in the preparation of, or have access to, financial performance figures for the Group or a Material Subsidiary (“Financial Reporting Employees”) and maintain a record of those employees on the Group’s designated database, Insidertrack, providing updates when requested by Group Secretariat.

REQ 7	All parts of the Group, including LBUs, must implement appropriate measures to control the exchange of information between Prudential Group fund managers (if any) and other Employees.
REQ 8

All Employees must report any suspected or actual breaches of this Policy to the Group General Counsel. If the escalation occurs after 1800 HKT, the breach must also be reported to the Group Company Secretary.  If a person who is not an insider inadvertently becomes aware of information which they believe to be of a sensitive nature, they must immediately notify the Group General Counsel and, if after 1800 HKT, the Group Company Secretary at the same time, without discussing the matter with others in order to prevent further breaches.

The definition of Dealing is provided below. A full list of definitions can be found in Appendix 4.

Additional details

This section provides additional details to help Employees understand and comply with the key requirements.

A.	Dealing in Prudential Securities – Inside Information

Employees are personally responsible for ensuring that they do not engage in any activity which is prohibited by the Rules and other insider trading laws. Violating these laws can result in severe consequences, including civil and criminal penalties and actions.

If you possess Inside Information, it is illegal for you to:

•	Deal in any way in Prudential Securities (or agree, or acquire or dispose of the right to do so);
•	advise, counsel, procure or encourage another person (for example, a family member, a friend, a family company or trust) to Deal in Prudential Securities; or

•	pass on or disclose Inside Information to any other person, directly or indirectly, subject to certain exceptions.

This prohibition also applies to derivatives related to Prudential securities, such as options or warrants.

Employees are reminded that they are prohibited from Dealing in Prudential Securities at any time they possess Inside Information, regardless of whether they are included on an insider list.  Dealing while in possession of Inside Information is both a civil and criminal offence.

Additionally, Employees should be aware of insider trading regulations applicable to listed securities in general.

B.	Dealing in Prudential Securities –Securities Dealing Rules

The Securities Dealing Rules (“SDRs”) are designed to ensure that specific individuals in the Group do not Deal in Prudential Securities during Closed Periods or other Prohibited/Restricted Periods and that those Employees who are required to do so obtain dealing clearance before Dealing in Prudential Securities.

If you are unsure whether, or how, the SDRs apply to you, please consult Group Secretariat before Dealing in Prudential Securities. Contact information can be found in Appendix 4.   Failure to comply with the SDRs is a serious offence that could lead to criminal prosecution and dismissal from employment.

C.	Listed companies other than Prudential

During their employment, employees may receive confidential information about companies other than Prudential, such as counterparties, partners, competitors, targets, and advisers, including joint ventures like ICICI Prudential Life Insurance Company Limited. If this information qualifies as Inside Information (or its equivalent) regarding another company, employees are prohibited from dealing in that company’s listed securities and from communicating or allowing access to that information to any unauthorised third party.

Definition of Dealing

Deal or Dealing – this term has a very wide meaning and includes any sales and purchases of Prudential Securities as well as any other transaction involving Prudential Securities, including but not limited to pledging, lending or using as collateral of Prudential Securities, certain grants of share options to subscribe for or purchase Prudential Securities, and taking a unit or share in a collective investment undertaking (CIU) which provides exposure to a portfolio of assets of which Prudential Securities exceed 20% of the total.

If you are considering any Dealing, transaction or action which may result in a change of your beneficial interest in Prudential Securities, and you are required to seek permission to Deal, check with Group Secretariat before carrying out the Dealing, transaction or action.

A brief overview of typical events relating to Dealing in Prudential Securities is set out below.

Action/Event	Dealing
Sale or purchase of Prudential shares or ADRs	Yes
Discretionary share plans
Grant of share award	No
Vesting/releasing of award and compulsory sale for tax/ securities taxes, with participant keeping remainder of shares	No
Vesting/releasing of award and sale of all shares, making a cash gain for the participant	Yes
Share purchase plans – SIP / PruSharePlus (PSP)
Entering or leaving the SIP / PSP	Yes
Change SIP / PSP instructions regarding the amount invested each month	Yes
Sale of SIP shares/PSP shares	Yes
All employee plans – SAYE
Sign up for SAYE	No
UK SAYE exercise and keep or sell shares (including transfer to spouse/partner)	Yes

Early termination of SAYE plan or savings refund at end of plan	No
Dividends
Sign up for or leave Dividend Reinvestment Plan (DRIP) (UK shareholders only) or Scrip Dividend Alternative (Scrip)	Yes
Shares received under DRIP/Scrip	No

Excluded transactions:

1.

When transferring shares out of Shareworks to a broker account, Shareworks may compulsorily sell a number of shares to cover fees.  Those sales are not at the discretion of employees and no dealing permission is required, but share transfers by PDMRs, Restricted Employees or Financial Reporting Employees must not take place during Closed Periods/Restricted Periods.

2.

Monthly purchases under an employee share plan (PSP or SIP) are allowed during Closed Periods or when in possession of Inside Information, provided that employees are already enrolled in the share plan.  Entering or leaving the plan, or changing the level of contributions, is only allowed in Open Periods, when not in possession of Inside Information, and requires prior clearance to deal for PDMRs or Restricted Employees.

Restrictions on Dealing in Prudential Securities apply to:

•

Members of the GEC: collectively (together with Board members) referred to as “PDMRs” or “Permanent Insiders,” who are subject to specific PDMR Dealing Rules. These rules are separate from this Policy and the GGM;

•	Restricted Employees: Individuals with regular access to confidential information that may include Inside Information;
•	Financial Reporting Employees: Those involved in the preparation or access to financial performance figures (see definitions below); and
•	Project Insiders: Those included on Inside Information Project lists.

Certain individuals may belong to more than one of the above groups.  Additionally, the Group may, at times, decide to restrict other individuals from Dealing in Prudential Securities.

C.	Definition of Restricted Employees

Restricted Employees are those individuals who, as part of their role, regularly have access to confidential information that could occasionally include Inside Information. This group comprises:

•	Direct reports to GEC members;
•	Members of the Group Leadership Team (or any other management group immediately below GEC level established from time to time);
•

Directors, Commissioners, Executive Committee members and direct reports to the CEOs of each of the Material Subsidiaries (being the major life insurance businesses in Hong Kong, Indonesia, Malaysia and Singapore and the Eastspring holding company);

•	Members of Group Secretariat, Investor Relations, Strategy, Group Corporate Affairs, and Regulatory Engagement;
•	Personal Assistants, Executive Assistants and other support staff to PDMRs or Restricted Employees; and
•	Other individuals, including those with regular access to the majority of Board-level information, as determined by the Group Company Secretary.

The full list of Restricted Employees is maintained by Group Secretariat and verified with Group HR.

Obligations of Restricted Employees

Restricted Employees are prohibited from Dealing in Prudential Securities under the following conditions:

•	during Closed Periods;
•	when in possession of Inside Information; or
•	for Dealings of a Short-Term Nature (transactions intended for short-term gains).

Exceptions:

In certain very limited circumstances, dealing during Closed Periods may be permitted. Such cases will be reviewed individually by the Group Company Secretary in coordination with the relevant individual.

Other periods during which dealing is prohibited (Prohibited/Restricted Periods) will be communicated on a case-by-case basis.

Restricted Employees must always seek prior clearance to Deal from the Company before any Dealing in Prudential Securities

The only exceptions to this clearance requirement are:

(i)

If the Group Company Secretary determines that clearance is not required for a particular type of Dealing (for example, certain share schemes or offers of securities by the Company).  This will be communicated; and

(ii)

where shares are transferred from a Restricted Employee’s Vested Share Account operated by Shareworks, but beneficial ownership does not change and provided the transfer does not occur during a Closed Period or a Restricted/Prohibited Period. Shareworks may compulsorily sell a small number of shares to cover the transfer fees.

Instructions to Third Parties: During Closed Periods, or other Prohibited/Restricted Periods, or when in possession of Inside Information, Restricted Employees must not instruct any other party (e.g. brokers, bankers or other investment managers) to Deal in Prudential Securities or alter/change existing investment mandates relating to Prudential Securities on their behalf.

D.	Definition of Financial Reporting Employees

Financial Reporting Employees are individuals involved in the preparation of, or having access to, the figures relating to the financial performance of the Group or any of the Material Subsidiaries. These subsidiaries include the major life insurance businesses in Hong Kong, Indonesia, Malaysia and Singapore and the Eastspring holding company.

If you are uncertain whether you qualify as a Financial Reporting Employee, please consult your line manager,  who can liaise with Group Secretariat as needed.

Obligations of Financial Reporting Employees

Dealing Restrictions during Closed Periods: Financial Reporting Employees are prohibited from Dealing in Prudential Securities during Closed Periods.  Exceptions to this rule are rare and would be considered on a case-by-case basis by the Group Company Secretary in coordination with the relevant individual.

Prohibited/Restricted Periods: There may be other periods when Dealing is prohibited.  These periods will be communicated on a case-by-case basis.

Outside of Closed or Restricted/Prohibited Periods, there are no additional restrictions on Dealing, and no clearance procedures are required for Financial Reporting Employees, other than the overarching responsibility not to deal while in possession of Inside Information.

Instructions to Third Parties: During Closed Periods, or other Prohibited/Restricted Periods, or when in possession of Inside Information, Financial Reporting Employees must not instruct any other party (e.g. brokers, bankers or other investment managers) to Deal in Prudential Securities or alter/change existing investment mandates relating to Prudential Securities on their behalf.

E.	Market soundings

Prudential has a separate written procedure for managing information related to market soundings (interactions between the Company and potential investors before the announcement of a transaction). This procedure is maintained by Group Legal.  Employees engaging in market soundings must consult Group Legal in advance and adhere to the prescribed procedure.  For further details, please contact the Group General Counsel.

F.	Information Barriers

The Information Barriers  procedures are designed to ensure that information exchanged between different parts of the Group complies with regulations governing mergers and acquisitions, the handling of Inside Information, and the independence of fund managers in their investment decisions and related voting rights. When a business / LBU also has a separate fund management operation within it, an Information Barrier must be established between the two.

Importance of Information Barriers:

Insider trading poses a significant risk to investor confidence in the fairness and integrity of the securities market. The success of Prudential, its business / LBUs, and the fund management operations depend upon that confidence. Therefore, regulators require the Group to establish, embed, and enforce written policies and procedures that control the exchange of information between Head Office, LBUs, and fund management operations.

The procedures set out in the Information Barriers section of this Policy must be read in conjunction with the Inside Information and Securities Dealing Rules sections. Compliance with these procedures is mandatory for all Employees. Failure to comply may result in dismissal from employment or removal from office and could constitute a criminal offence.

This Policy should be read in conjunction with the Standard Operating Procedures set out in Appendices 1-4.

4Compliance Monitoring

To ensure compliance with this Policy, the following actions must be taken:

•	All Employees must undertake regular refresher training when requested to do so.
•	All Employees must report any breaches without delay.
•	Restricted Employees, Financial Reporting Employees and those included on Project lists must acknowledge their obligations when requested to do so.
•

Group Secretariat must monitor compliance with the Share Dealing Rules by monitoring sales conducted through the corporate database Shareworks (or any successor database), used by Prudential for Share Plans related activities.

5Escalation and Breaches

While every effort must be made to avoid breaches of this Policy, it is recognised that breaches may occur from time to time.

Objective of a formal Breach Procedure:

•	Investigation and Corrective Action: Breaches are investigated and appropriate actions are taken.

•	Deterrence: By highlighting the seriousness of breaches, corrective actions serve to deter Employees from further breaches.

Actions to take in the Event of a Breach:

i.	Reporting Suspected or Actual Breaches:
o	Inside Information Breaches: Report to the Group General Counsel and the Group Company Secretary.
o	Information Barriers Breaches: Report to the Group General Counsel and the Director of Group Compliance.
o	Share Dealing Breaches: Report to the Group Company Secretary.

The relevant parties will assess the breach and determine the appropriate action to be taken.

ii.	Handling Sensitive Information:

If a person who is not an insider inadvertently becomes aware of sensitive information, they must immediately notify the Group General Counsel and the Group Company Secretary. It is crucial that this information is not discussed with anyone else to avoid creating additional insiders and risking further breaches.

iii.	Involvement of HR and the Director of Global Investigations:

The Group General Counsel, the Director of Group Compliance, or the Group Company Secretary, as appropriate, will inform HR at an early stage if there is a need to initiate a disciplinary procedure.  The Director of Global Investigations will be involved as required.

iv.	Confidentiality During Investigations:

During any investigation process, it is essential that details of the transaction or project in question are not discussed, documented, or communicated to anyone not already aware of the matter.

v.	Contracts of Employment and Exits

•

It is vital that the personal accountabilities of all those involved in activities covered by this Policy are clearly defined and reflected in their contracts of employment and performance management criteria.

•	All Employees have a legal obligation, incorporated into their employment contracts, to protect Prudential’s assets, including information. This duty extends to both internal and external parties.
•

In the context of corporate activities, particularly mergers and acquisitions, breaches can have serious consequences. Such breaches may be contractual, leading to disciplinary action or dismissal, or criminal, leading to prosecution, fines, and in severe cases, imprisonment.

•

The obligations under this Policy continue even after an individual has transferred to another department or left Prudential. This requirement will be reiterated when an individual resigns and during their exit interview.

vi.	Termination for Serious Breaches

Prudential reserves the right to terminate employment with immediate effect, by written notice, if an individual commits a serious or repeated breach of this Policy, regardless of whether the grounds for termination arose before or after the breach occurred.

Appendices – Standards

Appendix 1 - Standards - Inside Information key points

What has to be announced?

Prudential is required to announce Inside Information to the London, Hong Kong, Singapore, and New York stock exchanges as soon as possible to meet its disclosure requirements (unless an exemption applies).

What is Inside Information?

Inside Information is defined in the UK Market Abuse Regulations as information that:

•	is precise;
•	is not generally available or known;
•	relates directly or indirectly to Prudential; and
•	if made public is likely to have a significant effect on the price of Prudential’s Securities.

Inside Information is defined in the Hong Kong Securities and Futures Ordinance, as:

•	specific information about Prudential, a shareholder or officer of Prudential or Prudential Securities,
•	which is not generally known, but if it was,
•	would be likely to have a material effect on the price of Prudential Securities.

Prudential considers any information to be Inside Information if it satisfies either definition.

Points to consider in identifying Inside Information

•	There is no set percentage test for what constitutes a significant price effect.
•	Ask: would a ‘reasonable investor’ use the information as part of their investment decision?
•	Ask: would it be improper for someone in possession of the information to deal in Prudential Securities?
•	Not all commercially sensitive information is necessarily Inside Information.

What should I do if I think I have Inside Information?

•	Do not Deal in Prudential Securities.
•

If you become aware of information which you believe may be Inside Information you must escalate it to the Group General Counsel and, if escalation occurs after 1800 HKT, in addition to the Group Company Secretary without delay.

•

If the potential Inside Information arises in relation to the preparation of the financial results of the Group, you must escalate it to the Group General Counsel and the Group Chief Financial Officer without delay and, if escalation occurs after 1800 HKT, in addition to the Company Secretary,.

•	Do not share the information with anyone else.

Remember: If in doubt, or you have any queries, escalate immediately.

Insider Lists

If you are on any Insider List you must review the Information Sharing and Securities Dealing Policy which explains your individual responsibilities as an Insider.

Appendices – Standard Operating Procedures

Appendix 1.1 - Standard Operating Procedures – Inside Information – identification, escalation, decisions and disclosure

All Employees should be aware of the procedures in place to escalate Inside Information.

Decisions in relation to Inside Information are made by the Chief Executive Officer, the Group General Counsel and the Group Company Secretary, supported by other members of the Board and Head Office functions/Project Managers.

a.	Definition of Inside Information

Inside Information is defined under UK MAR as information that is precise, has not been made public, relates directly or indirectly to Prudential or Prudential Securities, and would likely have a material effect on the price of Prudential Securities if it were made public. Inside Information is defined in the SFO as specific information about Prudential, a shareholder or officer of Prudential or Prudential’s Securities, which is not generally known, but if it was, would be likely to have a material effect on the price of Prudential Securities.

Prudential considers any information that meets either definition as Inside Information.

b.	Categories of Potential Inside Information

Inside Information can arise in a number of ways, including but not limited to:

•	Information relating to trading, for example:
o	the Group’s financial condition; or
o	the performance of the business in the past or at a moment in time; or
o	changes in the Group’s expectations for future performance.

•	Information relating to projects, for example:
o	Acquisitions, disposals, or new joint ventures; or
o	strategic developments, such as entering a new market.

•	Information relating to corporate activities, for example:
o

issuance or repurchase of securities, convertible instruments, options, warrants to acquire or subscribe for securities or any other derivatives (whether or not issued by the Company) linked to or exercisable for securities of the Company or any material changes to debt issues; or

o	payment or non-payment of dividends or changes in dividend policy.

•	Information relating to other events, for example:
o	internal events, such as a change in CEO, loss of a regulatory licence, loss of a major customer, compliance issues, or significant litigation; or
o	external events, such as insolvency of a major supplier or significant market upheaval in the industries relevant to the Group.

The above list is not exhaustive. Employees should contact the Group General Counsel or, if unavailable, the Group Company Secretary, with any questions regarding whether information may be considered Inside Information.

c.	Escalation of potential Inside Information

Any information regarding the Company, its securities, subsidiaries, shareholders or officers that could be considered Inside Information must be escalated.  This obligation applies to all Employees.

As a reminder, no individual in possession of Inside Information about the Group is permitted to Deal in Prudential Securities.

When considering obligations related to Inside Information, Employees should also refer to the Group-wide Information Security Policy contained in the GGM which deals with data storage and transmission.

The Board delegates oversight and control of Inside Information to the Chief Executive Officer. The following processes must be followed to ensure that potential Inside Information is appropriately escalated:

(i)

Escalation to Group General Counsel:  Any potential Inside Information must be reported to the Group General Counsel immediately. If escalated after 18:00 HKT, it must also be reported to the Group Company Secretary at the same time.

(ii)

Decision Making: Upon escalation, the Group General Counsel, together with the Group Company Secretary if applicable, will decide whether to initiate a review, following which the Chief Executive Officer will then determine if the information is Inside Information and whether a delay in announcement of the Inside Information is permissible by the Rules.  If neither the Chief Executive Officer nor the Group Chief Financial Officer is available, the Chair will be notified.

d.	Escalation in relation to financial results

Standard financial results in line with market expectations will undergo the usual review and verification processes by the Disclosure Committee, and review and approval by the Audit Committee and the Board.

If financial results (including flash numbers, MI numbers, interim reports or draft financial results) appear to contain Inside Information at any stage, they must be escalated immediately to the Group General Counsel and the Chief Financial Officer.  Escalations after 1800 HKT must also be reported to the Group Company Secretary at the same time.

e.	Escalation under Project List Process

If potential Inside Information is identified in relation to a Project, it must be escalated to the Group General Counsel without delay.  Any escalation after 1800 HKT must also be reported to the Group Company Secretary at the same time.  The Project List process for projects is set out in Appendices 1.2 and 1.3.

f.	Escalation of other potential Inside Information

Potential Inside Information may arise outside of the financial results process or the Project List Process as described in Appendix 1.2 (for example, an Employee receiving private advance notice that the Group will be subject to a major regulatory inquiry).  Employees who come into possession of such information must immediately escalate the matter to the Group General Counsel. If escalated after 1800 HKT, it must also be reported to the Group Company Secretary at the same time.

CEOs of each LBU and Heads of Departments, and GEC members should ensure that appropriate Employees within the LBU / Department are aware of their obligations to escalate potential Inside Information.

Remember: If in doubt, consult or escalate immediately.

g.	Identification and decision making

Upon escalation of potential insider information to the Group General Counsel and/or the Group Company Secretary, a decision will be made on whether to initiate a review process. If the Group General Counsel is not available, the Company Secretary will act on behalf of the Group General Counsel.

The review process involves the Group General Counsel, together with the Group Company Secretary and the Chief Executive Officer, who will assess the potential Inside Information, with appropriate internal and external advice. The Chief Executive Officer has the authority to determine whether the information is Inside Information and whether a delay in its announcement is permitted under the Rules. The CEO may escalate issues to the Board as appropriate.

If the Chief Executive Officer makes a determination that a delay of the announcement of Inside Information is permitted, the processes below in points j.-l. must be followed.  If Inside Information has arisen and is to be announced immediately, the section titled “Announcement of Inside Information” applies.

If the Chief Executive Officer is not available, these actions will be carried out by the Chief Financial Officer or, if neither are available, by the Chair or the Senior Independent Director.

h.	Timing

Prudential is required to disclose Inside Information as soon as possible after it becomes known, subject to very limited exceptions for delaying disclosure.  Disclosures must be synchronised across multiple stock exchanges, often necessitating rapid announcement preparation. If a delay is permitted, see points j. – l. below.

i.	Announcement of Inside Information

Where the Chief Executive Officer has determined Inside Information exists and must be announced the following actions must be taken as soon as possible (usually immediately):

•	Drafting the Announcement: Group Corporate Affairs, in conjunction with Investor Relations and Group Legal, will draft the announcement for approval by the Chief Executive Officer.

•

Disclosure Committee Review: Where possible, the Disclosure Committee will review the scope and content. This process is designed to ensure the announcement is timely, and not misleading, incomplete, inaccurate, false or deceptive prior to its release to the market;

•

Announcement Details: All announcements must include the statement, “The information contained in this announcement is or may be inside information” and must be accompanied by a Chinese translation for publication on the HKEx website.

These actions will be coordinated by the Group General Counsel or, if unavailable, the actions will be carried out by the Group Company Secretary.  If the Chief Executive Officer is not available, their actions will be carried out by the Chief Financial Officer or, if neither is available, the Chair or the Senior Independent Director.

j.	Delaying the announcement of Inside Information

Any decision to delay an announcement must be confirmed by the Chief Executive Officer, with appropriate internal and external advice. The Chief Executive Officer may refer this decision to the Board if appropriate. If the Chief Executive Officer is unavailable, the Chief Financial Officer, or the Chair, or Senior independent Director will act.

Under UK MAR, an announcement of Inside Information can only be delayed in certain limited circumstances:

•	immediate disclosure is likely to prejudice the legitimate interests of Prudential;
•	the delay is not likely to mislead the public; and
•	confidentiality can be maintained.

Under the SFO, there are similar grounds for delaying disclosure of Inside Information in Hong Kong.  The Company is not required to disclose Inside Information if, and so long as:

•	the Company takes reasonable precautions for preserving the confidentiality of the information;
•	the confidentiality of that information is preserved; and
•	one or more of the following applies:
o	the information concerns an incomplete proposal or negotiation;
o	the information is a trade secret;
o	the information concerns the provision of liquidity support from a prescribed regulatory authority to the Company or another member of the Group; or
o

the disclosure is waived by the Securities and Futures Commission (SFC) and the Company complies with any conditions imposed by the SFC. The SFC may grant this waiver in limited circumstances, for example, where the Company is prohibited by a non-Hong Kong court or legislation from making the disclosure.

An announcement cannot be delayed for the purpose of making preparations, such as presentations to analysts, nor could an announcement of Inside Information in relation to a transaction that is finalised be delayed, for example to coincide with the release of the Half Year results announcement.

k.	Actions when an announcement is delayed

If an announcement of Inside Information is delayed, the following actions must be taken:

•	Project Establishment: A Project will be set up with a Project Manager and a Project Legal Lead identified by the Group General Counsel or, if unavailable the Group Company Secretary.

•	Inside Information Project Insider List: The Project Manager will prepare this list and consult with the Project Legal Lead as necessary, following the procedures in Appendix 1.2.

•	Holding Announcement: A holding announcement must be prepared immediately to ensure readiness in the event of a breach of confidentiality.

•	Record of Announcement Delay: The Project Manager must immediately prepare and maintain this record, consulting the Group General Counsel or Group Company Secretary if necessary.

•

Monitoring speculation and rumour:  The Chief Corporate Affairs Officer must monitor press speculation or market rumour regarding the Group.  If rumour/speculation is largely accurate, and the information underlying the rumour is Inside Information, then it is likely that the Company will have to make an announcement on the basis that it is likely that the confidentiality of that Inside Information can no longer be ensured.

However, if the Company knows that the press speculation or market rumour is false, a disclosure obligation is unlikely to arise unless there is, or is likely to be, a false market in Prudential’s Securities or the Financial Conduct Authority (“FCA”) or SEHK has requested the Company to make a clarification announcement in light of an unusual movement in the trading volume and/or price of Prudential’s Securities.  In such announcement, the Company should confirm whether it is aware of any reason (such as market rumour) for the unusual fluctuation and if so, the extent to which the rumour is true.

The Chief of Investor Relations will monitor the share price for any unusual movements that may indicate a leak. If anyone knowing the Inside Information becomes aware of a leak of that Inside Information, they must immediately escalate this to the Group General Counsel and, if the notification is made after 1800 HKT, this is also required to be reported to the Group Company Secretary at the same time. The Group General Counsel (or the Group Company Secretary where relevant) will inform the Chief Executive Officer, who will determine if an internal investigation needs to be conducted. Such investigation will also seek information from the Group’s external advisers on their processes and how they maintained confidentiality of the Inside Information.

l.Disclosure of delayed Inside Information

Where delayed Inside Information is subsequently disclosed, the Project Legal Lead is responsible for:

•

Notification to the FCA: Immediately notifying the FCA post-disclosure of the Inside Information, using the prescribed form on the FCA’s website, providing to the FCA any further information that may be requested, including any written explanation as to how the conditions for delay were satisfied; and

•	Market Announcement: Ensuring the information is announced to the market and posted on the Company’s website.

If it is determined that information does not constitute Inside Information, the Group General Counsel (or, where relevant, the Group Company Secretary) should document this decision, including time, date, relevant individuals, and any external advice received.

Appendix 1.2 - Standard Operating Procedures – Inside Information – responsibilities of project managers and legal leads

This Appendix describes the processes to be carried out around Inside Information Projects, the announcement of which is being legitimately delayed.

Definition of Inside Information Project

An Inside Information Project may be:

•	a Material or Significant Project that has produced Inside Information; or
•

a project created to manage Inside Information where it has arisen outside the course of a project, e.g, unexpected performance of the business, and in either case, the Inside Information is not being announced as soon as possible because there is a legitimate interest in the announcement being delayed.

Appendix 1.1 gives detail of the actions that must be taken when an Inside Information Project arises, and this Appendix gives more procedural steps. Both must be read together.

Responsibilities of the Project Manager and Project Legal Lead

The table below sets out the key responsibilities of a Project Manager, Project Legal Lead and Group Secretariat:

Issue	Inside Information Project
Insider List and Record of Announcement Delay

The Project Manager and Project Legal Lead have joint responsibility to set up an Insider List and Record of Announcement Delay.

You must:

•

contact the Group Company Secretary/Chief Strategy Officer to create the Inside Information Project list on Insidertrack, and collect full information on all individuals who have access to the information;

•

think broadly when making the Insider List as you will need to include both Local Business Unit and Group individuals (and assistants if they have routine access to emails of an Inside Information Project Insider) who may be involved, as well as external advisers or other third parties who have access to the relevant information (external parties should not be added to Insidertrack profiles – please follow process set out at the end of this Appendix).

•

ensure appropriate members of Group Secretariat and Group Strategy are added as administrators to Insidertrack.

•

provide a copy of the Record of Announcement Delay to the Group General Counsel and to the Group Company Secretary.

All members of the Prudential Plc Board and GEC are Permanent Insiders, included on the Permanent Insider List, and should not be added to individual Inside Information Project Lists (they are deemed to be included in all Inside Information Project Lists).

Emails to Project Insiders

Group Secretariat will send appropriate emails to everyone on the Inside Information Project List requesting acknowledgement from each individual that they are aware of their obligations and collecting any personal data required under UK MAR and the SFO.

Make Project Insiders aware

The Project Manager must make all Project Insiders aware on an ongoing basis that, if they need to speak about the project to someone who is not on the Inside Information Project List, they must seek prior approval from the Project Manager before disclosing any details of the project. A reminder is included in the email sent by Group Secretariat via Insidertrack. For additional reminder emails to be sent, contact Group Secretariat.

Monitoring and Escalation

The Project Manager and Project Legal Lead have joint responsibility for monitoring of the Project and the status of Inside Information.

All Insiders are required to monitor actively and escalate to the Group General Counsel and, if escalation occurs after 1800 HKT, in addition to the Group Company Secretary if you are in any doubt as to any leak of information.

Maintain the Insider List

The Project Manager and Project Legal Lead have joint responsibility for creating and maintaining the Insider List, immediately adding people who have relevant information and informing Group Secretariat, who will notify the individuals via Insidertrack to ensure all relevant data is requested and the Insider confirms their obligations before information is disclosed to them.

At the end of each day Group Secretariat will provide an update to the Chief Strategy Officer and the Group Company Secretary, noting additions and status of acknowledgements/UK MAR data received.

Maintain the Record of Announcement Delay	The Project Manager and Project Legal Lead have joint responsibility for maintaining the Record of Announcement Delay. You must use the template provided by Group Legal.
Security

The Project Manager and the Project Legal Lead must ensure the Insider List is kept on Insidertrack and that access to the list is limited to the appropriate individuals. Ensure there is adequate physical segregation and no sharing of facilities between Head Office staff and investment management staff in fund operations (e.g. fax, photocopier, databases, meeting rooms etc). See Information Barriers procedures for further detail. Contact Group Secretariat if you would like to send reminder emails on confidentiality.

Real Time Progress Report

The Project Manager must provide a real time progress update on the Inside Information Project to the Chief Strategy Officer, the Chief Executive Officer, the Group General Counsel and the Group Company Secretary.

Leaks

All Project Insiders must advise the Chief Strategy Officer, the Group General Counsel and the Group Company Secretary immediately if they become aware, or suspect, that details of a project have been shared by anyone on the Confidential Project list, including any external or third party, with someone who is not involved. See the Inside Information section of the Policy.

FCA Notification	At the time the announcement of Inside Information is made, the Project Legal Lead must in addition make a notification to the FCA that the announcement of Inside Information was delayed.

External Advisers / Other Third Parties

• Where external advisers are engaged on a project, or other third parties may have access to confidential information (for example, auditors), the lead contact at the adviser must be added to the Inside Information Project List and made aware, in writing, of their responsibilities in relation to inside information, including prohibition of dealing in Prudential Securities. This is the responsibility of the Project Legal Lead and Project Manager, including for standing advisers and other third parties such as the external auditor where relevant.

• External advisers and other third parties must be made responsible for ensuring they can provide on request a full list of all their employees with access to such information.

• The Project Legal Lead must also ensure that all external advisors are aware of and aligned with the Company’s Record of Announcement Delay.

The Project Legal Lead and the Chief Strategy Officer must notify Group Secretariat of the key individuals of each third party, to be added to the relevant section of Insidertrack.

Appendix 1.3 - Standard Operating Procedures – Material and Significant Projects

This Appendix describes other types of projects run by the Group and the responsibilities of the Project Manager, the Chief Strategy Officer, and Group Secretariat. It also describes the key actions to be taken where external third parties are involved in a Project.

Types of Project

Material Project: a project which is commercially sensitive and has the potential to become material to a Local Business Unit.

Significant Project: one which is commercially sensitive and (i) involves more than one Local Business Unit OR (ii) has the potential to become material to the Group. Material Projects and Significant Projects are projects which have not produced Inside Information. If a Material or Significant Project produces Inside Information, or Inside Information arises outside a project, you must use the Inside Information Process in Appendix 1.2.

Responsibilities of the Project Manager

The table below sets out the key responsibilities of a Project Manager, Group Strategy and Group Secretariat:

Issue	Material Projects / Significant Projects
Material/ Significant Project List

Set up a Material/Significant Project List on Insidertrack. You must think broadly when making this list as you will need to include both Local Business Unit and Group individuals who may be involved (including those who have access to their email communications, such as PAs), as well as external advisers or other third parties who have access to the relevant information.

Please speak to Group Strategy for assistance setting up a project. Please note that external organisations should not be added to Insidertrack profiles or receive emails. Instead, please follow the process set out at the end of this Appendix.

Ensure relevant members of Group Secretariat and Group Strategy are added to the project list as viewers on Insidertrack.

Please note that members of the Prudential Plc Board and members of the GEC are Permanent Insiders, which means they are included in the Permanent Insider List and should not be added to Material or Significant Project Lists. Their support staff should be added if they have routine access to the emails of the Prudential Board or GEC member.

Emails to project participants	Ensure a welcome email is sent to all project participants added to the list, using the automated templates on Insidertrack.
Make project participants aware

Make all project participants aware on an ongoing basis that, if they need to speak about the project to someone who is not on the project list, they need to seek prior approval from the Project Manager before disclosing any details of the project to that person.

Ensure access to the confidential project list for each project is limited to those on the list (Project Participants can view the project list via their portal on Insidertrack), the Chief Strategy Officer, the Group Company Secretary and appropriate members of Group Secretariat (managed via Insidertrack).

Monitoring and Escalation

Monitor the Project on an ongoing basis, including liaising with project participants. Any project could produce Inside Information unexpectedly.

Monitor actively and escalate to the Chief Strategy Officer if you are in any doubt as to a Project’s categorisation or whether Inside Information has arisen

Maintain the Material / Significant Project List

Maintain the Project List on Insidertrack, adding people who have information about the Project and removing those who cease to have access to such information / cease to be employed by the Group, including the date on which they ceased to have access.

Think about when the list ceases to be active – when the project has ended or is no longer active, the list should be closed on Insidertrack.

Security

Ensure the Material / Significant Project List is kept in a secure place. Ensure there is adequate physical segregation and no sharing of facilities between Head Office staff and investment management staff in fund operations (e.g. fax, photocopier, databases, meeting rooms etc). See section containing Information Barriers procedures for further detail.

Leaks

Advise the Chief Strategy Officer, and the Group General Counsel immediately if you become aware, or suspect, that details of a project have been shared by anyone on the confidential project list, including any external or third party, with someone who is not involved. Refer to the Inside Information section of the Policy.

Role of the Chief Strategy Officer on Material and Significant Projects

• Liaise with Project Managers and Head Office as necessary.

• Maintain a list of code names of relevant projects.

• Advise Project Managers of their responsibilities in respect of all projects.

External Advisers / Other Third Parties

• Where external advisers are engaged on a project, or other third parties may have access to confidential information (for example, printers, web-hosters, registrars or auditors), they must be made aware, in writing, of their responsibilities in relation to the confidential information (this should typically be done by way of a confidentiality agreement).

• External advisers and other third parties must be made responsible for ensuring they can provide on request a full list of all their employees with access to such information.

• For Significant Projects, the Project Manager must advise Group Strategy of the name of the principal contact for each adviser or other third party and Group Strategy will keep a record.

Appendix 2 - Standards – Securities Dealing Rules

All Employees are reminded that they are strictly prohibited from Dealing in Prudential Securities at any time that they possess Inside Information, whether or not they are included on a project list.  Dealing in securities while in possession of Inside Information is a serious offence and constitutes both a civil and criminal offence.

If you are uncertain about how the SDRs apply to you, please consult with Group Secretariat before proceeding with any Dealings in Prudential Securities. Failure to comply with the SDRs is a serious offence and could lead to criminal prosecution and dismissal from employment.

Restricted Employees must obtain prior clearance to deal in Prudential Securities.

A.	Clearing procedures

Process for Requesting Clearance:

•

Clearance to Deal must be requested through the Prudential Portal at www.PrudentialPortal.com by submitting a Dealing Request. For any questions regarding this process, please contact sharedealings@prudentialplc.com

•

Clearance to Deal is granted by the Group Company Secretary or any GEC member nominated by the Group Company Secretary. Clearance to Deal may be refused without explanation, and any refusal must be kept confidential.

Timing of Clearance:

•	Clearance is typically granted during UK working hours, preferably in the morning.

•	Restricted Employees must execute the Dealing as soon as possible after clearance has been granted and in all cases by:

-	(for Asia-based employees) close of business on the second Hong Kong working day following the day on which clearance is granted; or

-	(for UK or Africa-based employees) close of business on the London working day following the day on which clearance is granted.

If dealing has not occurred within the specified time, a new clearance request must be submitted.

Bulk Trades:

•

In cases where the Company conducts bulk trades on behalf of multiple Employees (e.g., during share plan grants, releases, or maturities), individual clearance may not be required. Bulk clearance will be communicated by the Share Plans Team as part of the relevant share plan event.

Obligations when becoming aware of Inside Information:

•	If an Employee becomes aware of Inside Information after applying for clearance but before Dealing, they must not proceed with the transaction and must immediately inform the Group Company Secretary.

•	If an Employee becomes aware of Inside Information after instructing a broker to Deal, they must immediately inform the Group Company Secretary.

B.	Closed Periods and other Prohibited/Restricted Periods

Definition of Closed Period:

•

Closed Periods are set periods of time before the announcement of the Company’s full or half-year results, during which PDMRs, Restricted Employees and Financial Reporting Employees are prohibited from Dealing in Prudential Securities.

Definition of Prohibited/Restricted Periods:

•

Other Prohibited/Restricted Periods may also be determined from time to time, for example periods leading up to significant corporate announcements, such as trading/business performance updates. These periods will be set by the Group Company Secretary in consultation with the Group General Counsel where relevant.

Notification:

•	A list of known Closed Period dates is available on the Information Sharing and Securities Dealing Policy webpage and will be updated periodically as reporting dates are finalised and published.

Dealing prohibitions:

•

During Closed or Prohibited/Restricted Periods, or when in possession of Inside Information, Employees must not instruct any other party (e.g. brokers, bankers or other investment managers) to Deal in Prudential Securities (or alter/change existing investment mandates relating to Prudential Securities) on their behalf.

Appendix 2.1 - Standard Operating Procedures – Securities Dealing Rules – records of employees restricted from dealing

A.	Keeping lists of Employees subject to dealing restrictions

Maintaining Records:

•

The identities of all PDMRs, Restricted Employees, Financial Reporting Employees and other individuals participating in Material or Significant Projects, and employees in possession of Inside Information are recorded on lists in Insidertrack.  This is the responsibility of the Project Manager.

Restricted Employee List

•

The Restricted Employees list is maintained by Group Secretariat.  HR functions of each business / LBU, along with Group HR, are responsible for notifying Group Secretariat of any changes affecting the Restricted Employee status, including new hires, promotions, and departures.

•	Group Secretariat review and update the list quarterly and process ad-hoc notifications between regular updates.

•	Restricted Employees are notified of their obligations when first added to the list, at the start and end of Closed Periods, and during other Prohibited/Restricted Periods.

•	Each business / LBU is required to certify compliance with this requirement annually as part of the GGM certifications.

Financial Reporting Employee List

•

The Financial Reporting Employee List is maintained by relevant business / LBU managers (or in the case of Head Office, the head of each Department). The Financial Reporting Employee List is verified on a half-yearly basis by the Chief Financial Officer of the Group or the relevant Material Subsidiary (as appropriate), and when requested by Group Secretariat. Temporary staff recruited to fill Financial Reporting Employee positions are also required to comply with this Policy and these Rules and will be informed of their obligations as a Financial Reporting Employee by email.

•	Financial Reporting Employees will be notified by Group Secretariat at the start and end of Closed Periods (or other periods when Dealing is prohibited).

Inside Information Project Insiders

This Policy explains situations when Inside Information may arise and when individuals may be placed on an Inside Information Project List.  Any Employee placed on an Inside Information Project List, or any Employee otherwise aware of Inside Information, is prohibited from Dealing in Prudential Securities until such time as the relevant Inside Information is either announced to the public or no longer constitutes Inside Information (for example, when a project is closed).  There is no exception or clearance process for this prohibition, but Insiders will be notified of their inclusion in the list via an email from the corporate database, Insidertrack.  Insiders must acknowledge their obligations. A further notification is sent when the project closes and the dealing prohibition ends.

The Policy contains details on how Inside Information Project Lists are maintained.

Individuals may also be placed on Material or Significant Project Lists. No Inside Information exists in relation to these projects, and Dealing is not restricted for individuals on those lists.

Appendix 3 - Standards – Information Barriers

Key arrangements

The following arrangements must be adhered to at all times to maintain the integrity of Information Barriers:

Segregation of Premises and Facilities:

•

There must be adequate levels of segregation, achieved through physical separation and/or the use of technology and/or other access controls, of premises and facilities between non-fund management Employees and fund management/investment operations (e.g. fax, photocopier, databases, meeting rooms, floors etc);

Separation of System Access:

•	There must be separation of access to computer/system facilities between the fund management operations and non-fund management Employees;

Clear Desk Policy:

•	All Employees must operate a clear desk policy to ensure that papers are not accidentally left on desks overnight;

Security of Sensitive Files:

•	All sensitive files containing investment considerations or decisions must be kept secure and only shared with authorised personnel;

Clarification of Information Barrier Placement:

•

Any Employee who is unsure which side of the Information Barrier they are on must consult their line manager without delay and, if this is not appropriate, the person responsible for the transaction/project without delay;

Reporting Breaches:

•	Any actual, perceived or threatened breaches to the procedures must be notified to the person responsible for the transaction/project without delay;

Responsibility for Compliance:

•	Individuals will be responsible for familiarising themselves with and adhering to the Information Barriers requirements; and

Fund Management Operations Procedures:

•

Arrangements must be in place within fund management/investment operations to ensure that there are adequate and up-to-date procedures in place for Dealing with Inside information and to advise all Employees of their responsibilities. Please refer to the Insider Lists and Project Lists processes under the Inside Information section of this Policy.

Impact of non-compliance with the Information Barriers procedures

Failure to comply with the Information Barriers procedures and the associated Insider procedures poses significant risks to both Prudential and the individuals concerned.

Risks to Prudential of non-compliance include:

•	Fines: Non-compliance can result in substantial financial penalties imposed by regulatory authorities.
•	Public reprimands: The Group may be subject to public reprimands, which can harm its public image.
•	Adverse impact on a corporate transaction: Non-compliance may negatively affect ongoing or future corporate transactions, potentially derailing key business initiatives.
•	Reputational damage to the Group: The Group's reputation could suffer severe damage, leading to a loss of trust among investors, customers, and other stakeholders.

Risks to individuals include:

•	Disciplinary action: Employees found in violation of these procedures may face internal disciplinary actions.
•	Dismissal: Serious breaches can result in the termination of employment.
•	Fines: Individuals may be personally fined by regulatory bodies.
•	Criminal prosecution and imprisonment: In extreme cases, non-compliance can lead to criminal prosecution, which may result in imprisonment.

If you believe you are in possession of Inside Information, you must escalate this immediately according to the processes outlined in the Inside Information section of this Policy.

Bridge Arrangements

Occasionally, it may be necessary to bridge the Information Barrier. This situation is particularly sensitive, as an individual may find themselves on either side of the Information Barrier depending upon when they first became aware of, or were involved in a specific transaction or project. It is crucial that the individual’s position is declared to the Group Head of Compliance, or the BU/LBU Head of Compliance, and that transparency is maintained throughout the transaction or project. Additionally, individuals must not exercise any influence over fund management or investment decisions while in possession of sensitive information.

Information security

The person responsible for each transaction or project must provide a clear statement outlining the permitted communication lines between persons in different divisions.  For further details, please refer to the Project Lists process in the Inside Information section of these procedures.

Appendices – Miscellaneous

Appendix 4 - Definitions and contact details

Closed Period – means the period of time before the announcement of Prudential’s full or half-year results, during which PDMRs, Restricted Employees and Financial Reporting Employees are prohibited from Dealing in Prudential Securities.  Such periods will be publicised by Group Secretariat and will generally include:

(i)

the period of 60 days immediately preceding the publication date of the full-year results, or the period from the end of the relevant financial year up to the publication date of the results, and in any event including the day on which the results are published;

(ii)

the period of 30 days immediately preceding the publication date of the half-year results, or the period from the end of the half-year period up to the publication date of the results, and in any event including the day on which the results are published.

The Group Company Secretary may determine other periods during which Dealing is prohibited from time to time, for example a period of time leading up to a material announcement other than the full-year or half-year results.

Deal/Dealing – this term has a very wide meaning and includes any sales and purchases of Prudential Securities as well as any other transaction involving Prudential Securities, including but not limited to pledging, lending or using as collateral of Prudential Securities, certain grants of share options to subscribe for or purchase Prudential Securities, and taking a unit or share in a collective investment undertaking (CIU) which provides exposure to a portfolio of assets of which Prudential Securities exceed 20% of the total.

Excluded transactions:

1.

When transferring shares out of Shareworks to a broker account, Shareworks may compulsorily sell a number of shares to cover fees.  Those sales are not at the discretion of employees and no dealing permission is required, but share transfers by PDMRs, Restricted Employees or Financial Reporting Employees must not take place during Closed Periods/Restricted Periods.

2.

Monthly purchases under an employee share plan (PSP or SIP) are allowed during Closed Periods or when in possession of Inside Information, provided that employees are already enrolled in the share plan.  Entering or leaving the plan, or changing the level of contributions, is only allowed in Open Periods, when not in possession of Inside Information, and requires prior clearance to deal for PDMRs or Restricted Employees.

Employees – means all employees, contractors, temporary staff and non-executive directors of the Group, in all BUs/LBUs, including those employed or contracted by Prudential, its subsidiaries or joint ventures, where the Group exercises control over the management of the joint venture.

Inside Information –Inside Information is defined in UK MAR as information that is precise nature, which has not been made public (via RNS, press release, website posting or other formal public communication), relating, directly or indirectly, to Prudential or Prudential Securities, and which, if it were made public, would be likely to have a significant effect on the price of Prudential Securities.

Inside Information is defined in the SFO as specific information about Prudential, a shareholder or officer of Prudential or Prudential’s Securities, which is not generally known, but if it was, would be likely to have a material effect on the price of Prudential Securities.

Prudential considers any information to be Inside Information if it satisfies either the UK MAR or SFO  definition.

An explanation of Inside Information is set out in Section 3.1 of this Policy.

The prohibitions set out in this Policy and the Rules apply to all Employees and other individuals such as non-executive directors, including those in countries where these actions are not a criminal offence under local law.

Inside Information Project - means:

a Material or Significant Project that has produced Inside Information; or

a project created to manage Inside Information where it has arisen outside the course of a project, e.g. unexpected performance of the business,

and in either case, the Inside Information is not being announced as soon as possible because there is a legitimate interest in the announcement being delayed.

Material Project - means one which is commercially sensitive and has the potential to become material to a BU/LBU.

Material Subsidiaries – means the major life insurance businesses in Hong Kong, Indonesia, Malaysia and Singapore and the Eastspring holding company.

Prohibited/Restricted Period – any period other than a Closed Period during which certain employees are prohibited from Dealing.  The dates will be advised to affected employees.  A typical example would be a period leading up to the publication of a trading update.

Prudential Securities - means Prudential ordinary shares, preference shares, options, warrants, American Depository Receipts (ADRs), listed debt, and any derivatives, debt instruments or other financial instruments relating to Prudential shares. Please note that whenever the word ‘shares’ is used in this document or in relation to the SDRs, it also encompasses all other types of Prudential Securities.

Short Term Nature – refers to investments with a maturity of one year or less.

Significant Project - one which is commercially sensitive and (i) involves more than one business/LBU or (ii) has the potential to become material to the Group.

Contact details

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

PDMR Dealing Rules

1.	Scope

These rules apply to Persons Discharging Managerial Responsibility (“PDMRs”) and Persons Closely Associated (“PCAs”) to PDMRs.

They are designed to ensure that (a) Prudential PDMRs comply with the Market Abuse Regulation (“MAR”) in respect of their dealings in Prudential securities and (b) Prudential has the information that it needs to make disclosures under MAR and has processes in place to demonstrate its compliance with MAR.

Certain terms in these PDMR Dealing Rules have specific definitions – see the final section of this document for details.

Please contact the Company Secretary for any guidance on the application of these rules.

These rules should be read in conjunction with the Information Sharing and Securities Dealing Policy which contains the Group’s processes in relation to the identification, escalation and disclosure of Inside Information.

2.	Obligations of PDMRs

Failure to comply with these Rules is a serious offence which could lead to criminal prosecution, dismissal from employment or cessation of your role.

a.	Prohibited Transactions

i.	It is a civil and criminal offence for anyone to deal in Prudential securities at any time if they are in possession of Inside Information, whether or not they are on an insider list.
ii.	PDMRs (including their PCAs) are prohibited from entering into dealings of a short term nature, meaning investments with a maturity of one year or less.
b.	Clearance to Deal

Seek Clearance for all your Dealings and the Dealings of your PCAs

PDMRs must always seek prior clearance to deal for themselves and on behalf of their PCAs (clearance is required regardless of whether the PDMR or their PCAs believe there is no Inside Information and no other dealing restrictions are in force).

The only exception to this clearance requirement is where the Company Secretary makes a determination stating that clearance is not required in relation to a particular type of dealing (for example, in relation to certain share schemes or offers of securities by the Company).

Clearance to deal is requested by submitting an email to the Company Secretary or another member of Group Secretariat , which must include the information set out in Appendix 1.

Clearance will not be granted in a Closed Period (or any other Restricted/Prohibited Period) or when the Company is in possession of Inside Information. You may not be given any reason for a refusal for clearance to deal. You must keep any refusal for clearance to deal confidential and not discuss it with any other person.

There are very limited exceptions in which clearance could be granted in a Closed Period or other Restricted/Prohibited Period and these can be discussed on a case by case basis with the Company Secretary.

Clearance sought by	Clearance granted by
Chair	Chief Executive and one other Director or the Company Secretary
Chief Executive	Chair and one other Director or the Company Secretary
Chief Financial Officer	Chief Executive (or in their absence the Chair) and one other Director or the Company Secretary
Other Directors or Members of the GEC	Chief Executive (or in their absence the Chair) and one other Director or the Company Secretary

c.	Dealing and notifications/announcements

Deal within specified timeframe

You must deal as soon as possible once clearance has been granted and in all cases by close of business within two days of clearance (the date will be advised on a case by case basis to take into account time zones).

If you have not dealt within that time period, a new request for clearance must be sought.

In the event that you become aware of Inside Information following the granting of clearance but before dealing takes place (eg before instructing a broker), you may not proceed with the transaction.

Notify Prudential (Group Secretariat) as soon as you have dealt

You must notify the Group Secretariat team as soon as possible after you (or your PCAs) deal and, where possible, on the same day the transaction took place, but in any event no later than the business day following the transaction. The notification must include the information set out in Appendix 2.

Prudential must announce all PDMR transactions to the market and will also notify the FCA on your behalf. The announcement obligations are the same for dealings by your PCAs.

d.	PCAs

Notify Prudential of your PCAs

PCAs are defined as follows:

1.	A spouse, or a partner considered to be equivalent to a spouse;

2. 2.A dependent child (under 18 and unmarried; this includes stepchildren);

3. 3.A relative who has shared the same household with you for at least one year as at the date of the share dealing (this may also include a child over 18); and

4. 4.A legal person (or trust or partnership or other entity) which is managed or directly/indirectly controlled by you (or a person in 1-3 above) or set up for the benefit of you (or a person in 1-3 above) or from which you (or a person in 1-3 above) derive economic benefit.

PDMRs must inform Group Secretariat of their PCAs..

Prudential is required to hold a list of your PCAs, which you must keep up to date at all times.

If you have any queries as to the individuals that need to be added to the list, please discuss these with the Company Secretary.

Inform your PCAs of their obligations

PDMRs must inform their PCAs of their obligations under MAR.

A notification letter will be prepared for you and sent on your behalf to each of your PCAs by Group Secretariat.

e.	Other

Provide personal information for inclusion on the Permanent Insider List

As a PDMR, you are included in Prudential’s Permanent Insider List. You are requested to provide and periodically update certain personal information held on the Permanent Insider List.

Inform your Investment Managers / Brokers of these Rules

You should inform anyone managing your investments or making trades on your behalf of your obligations under these Rules and keep them updated on Closed Periods.

3.	Contact details

Contact the Company Secretary with any queries on these Rules.

4.	Definitions and explanations

Prudential securities - These Rules apply to dealings not only in Prudential ordinary shares, but also preference shares, options, American Depository Receipts (ADRs), listed debt, and any derivatives, debt instruments or other financial instruments relating to Prudential shares. Please note that whenever the word ‘shares’ is used in this document or in relation to these rules, it also encompasses all other types of Prudential securities.

Closed Periods are set periods of time before the announcement of the Company’s full or half-year results. Under MAR, PDMRs are prohibited from dealing in Prudential securities during a Closed Period. You will be informed of Closed Periods by email, and any dealing requests you make in a Closed Period will be refused.

Dealing – this term has a very wide meaning and includes any sales and purchases of Prudential securities as well as any other transaction involving Prudential securities, including the pledging, lending or using as collateral of Prudential securities, giving an instruction to join or leave a dividend re-investment scheme (i.e. the Prudential DRIP) or giving an instruction to join or leave the Prudential Scrip Dividend Scheme or taking a unit or share in a collective investment undertaking (CIU) which provides exposure to a portfolio of assets of which Prudential securities exceed 20% of the total. It also includes giving an instruction to join or leave a share purchase plan such as the Pru SharePlus Plan (PSP) or the Share Incentive Plan (SIP) or changing your monthly contributions to the PSP or SIP or exercising an option under the Prudential Save As You Earn Scheme. If you are considering any transaction or action which may result in a change of beneficial interest in Prudential securities, check with the Company Secretary before carrying out the transaction or action.

Inside Information –information that is precise; is not generally available or known; relates directly or indirectly to the Prudential Group and if made public is likely to have a significant effect on the price of Prudential’s securities. For a full definition and more explanatory details, see the Company’s Inside Information Policy.

Prohibited/Restricted Period – any period other than a Closed Period during which PDMRs are prohibited from Dealing. The dates will be advised to PDMRs. A typical example would be a period leading up to the publication of a quarterly trading update.

Appendix 1: CLEARANCE TO DEAL – information to be provided

Any request for clearance to deal in Prudential plc securities requires the following details (reference to securities includes any transactions in shares, ADRs, derivatives or any other financial instruments relating to Prudential plc).

Number or maximum value of shares/ADRs/other securities

Nature of transaction

(eg:- sale, purchase, exercise of option and/or sale of shares, derivatives such as contracts for differences, spreadbets etc., entering into/leaving the PSP/SIP/DRIP/Scrip Dividend Scheme, changing the level of monthly contributions to the PSP/SIP)

By requesting clearance to deal, you are confirming that you are not aware of any reason why clearance should not be given. If applicable to you, you must separately apply for clearance under the PA Dealing Policy.

Notes

As a reminder, the transaction must take place as soon as possible and in any event by the close of business on the date specified, otherwise the clearance will lapse and the notification procedure will have to be repeated.

If it should become necessary to withdraw clearance you will be informed as soon as possible, but such withdrawal will not affect any dealing which has already taken place or which you have become legally bound to complete.

Appendix 2: post dealing notification – information to be provided

Directors of Prudential plc and members of the Group Executive Committee must provide notice to Group Secretariat immediately after the transaction has taken place, confirming as relevant:

•	the nature of the transaction,
•	the date of the transaction,
•	the number of securities purchased/sold,
•	the amount of monthly contribution to the PSP/SIP, and
•	the number of dividend shares received under the scrip dividend scheme or the DRIP.